EXHIBIT 1

JOINT FILING AGREEMENT

The undersigned hereby agree to the joint filing of Amendment No. 2 to the Schedule 13G to which this Agreement is attached.

Dated: February 7, 2006

DISCOVERY GROUP I, LLC,
for itself and as general partner of
DISCOVERY EQUITY PARTNERS, L.P.

	By	/s/ Michael R. Murphy
Michael R. Murphy
Managing Member

/s/ Daniel J. Donoghue
Daniel J. Donoghue

/s/ Michael R. Murphy
Michael R. Murphy